Exhibit 99.2

DGSE Companies Names Dusty Clem as Chairman, President and CEO

Brett Burford, CFO, Named to Board of Directors

DALLAS--(BUSINESS WIRE)--April 21, 2014--DGSE Companies, Inc. (NYSE MKT: DGSE), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced that James D. “Dusty” Clem has been appointed to the positions of Chairman, President and Chief Executive Officer of DGSE Companies, Inc., effective immediately. Mr. Clem replaces James Vierling, who has resigned as CEO and as a director of DGSE to accept a position with Elemetal, LLC (“Elemetal”), DGSE’s largest shareholder.

In addition, Brett Burford, who has served as DGSE’s Chief Financial Officer since August 2012, was named to DGSE’s Board of Directors, effective immediately, replacing Mr. Vierling on the DGSE Board.

Mr. Clem became Chief Operating Officer of DGSE Companies, Inc. in December 2012. Previously, he served as DGSE’s Vice President of Sales and Marketing from 2008 to 2012. Prior to 2008, Mr. Clem was with the Heritage Organization, LLC, an estate planning firm, for seven years where he served in several positions including Vice President of Sales and Marketing and ultimately Chief Operating Officer. Mr. Clem holds a B.B.A. in business from the University of Texas at Arlington.

“I am excited to lead DGSE Companies through the next phase of its evolution,” commented Mr. Clem. “I wish to thank Jim Vierling for his years of service to the Company, its employees, customers and shareholders. He played a pivotal role in helping the new management team overcome the challenges we faced, and reposition DGSE for future success. With most of the legacy issues now behind us, this is the ideal time for this transition as we take the next step towards sustained profitability.”

Mr. Vierling added, “I am certain that Dusty is the ideal person to lead DGSE into the future. I look forward to facilitating a smooth and orderly transition, and continuing to support the Company in the months and years to come in my new role at Elemetal, DGSE’s largest shareholder.”

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, Dallas Gold & Silver Exchange, and Southern Bullion Coin & Jewelry operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Alabama, Florida, Georgia, Illinois, South Carolina, Tennessee and Texas, the Company operates internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, www.cgdeinc.com, and www.sbcoin.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CONTACT:
DGSE Companies, Inc.
Dusty Clem, 972-587-4021
Chairman, President and CEO
investorrelations@dgse.com
or
Hayden IR
Brett Maas, 646-536-7331
Managing Partner
brett@haydenir.com